As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3725387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, New Jersey	07078
(Address of Principal Executive Offices)	(Zip Code)

The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan

The Dun & Bradstreet Corporation 2009 Stock Incentive Plan

(Full Title of the Plans)

Richard S. Mattessich, Esq.

Vice President, Associate General Counsel &

Assistant Corporate Secretary

103 JFK Parkway

Short Hills, New Jersey 07078

(Name and Address of Agent for Service)

(973) 921-5500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock(1), $0.01 par value per share	150,000	$114.90	$17,235,000.00	$2,145.76
Common Stock(4), $0.01 par value per share	1,133,539	$114.90	$130,243,631.10	$16,215.33
Total	1,283,539	N/A	$147,478,631.10	$18,361.09
(1)

The shares of common stock, par value $0.01 per share (“Common Stock”), of The Dun & Bradstreet Corporation (the “Registrant”) are issuable pursuant to The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan (the “2018 Plan”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be offered or delivered under the 2018 Plan and the 2009 Plan (defined below) to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transactions. No additional registration fee is included for the registration of the offering of these shares.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange (“NYSE”) on May 1, 2018, which date is within five business days prior to the initial filing of this Registration Statement.

(4)

The shares of Common Stock of the Registrant are issuable pursuant to The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (the “2009 Plan”). Pursuant to the terms of the 2009 Plan, any shares that have not been issued under The Dun & Bradstreet Corporation 2000 Stock Incentive Plan, as amended from time to time (the “2000 Plan”), will be available for issuance under the 2009 Plan. Of the shares of Common Stock reserved for issuance under the 2000 Plan that were previously registered, 1,133,539 shares of Common Stock (the “Carryover Shares”) remain available for issuance, and the offering of the Carryover Shares is hereby registered pursuant to this Registration Statement. Contemporaneously with the filing of this Registration Statement, the Registrant is filing Post-Effective Amendment No. 2 to its 2000 Plan Registration Statement on Form S-8 to deregister the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Dun & Bradstreet Corporation (the “Registrant”) files this Registration Statement on Form S-8 in connection with The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan (the “2018 Plan”) and The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (the “2009 Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the 2018 Plan and the 2009 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a)                     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 22, 2018;

(b)                     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Current Reports on Form 8-K and 8-K/A filed with the Commission on February 12, 2018, February 22, 2018, March 9, 2018, and May 8, 2018 (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement).

(c)                      The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed with the Commission pursuant to Section 12 of the Exchange Act on June 27, August 18, September 11 and September 14, 2000, as amended by the description contained in the Registrant’s Form 8-A dated September 15, 2000.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby have been sold, or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.                                                Description of Securities.

Not applicable.

ITEM 5.                                                Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.                                                Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify any of its present or former directors and officers and promptly pay expenses incurred by them to the fullest extent permitted by Delaware law.

The Registrant has entered into indemnification agreements with each of its directors and senior officers. The indemnification agreements provide, among other things, that the Registrant shall indemnify its directors and such officers to the fullest extent permitted by Delaware law and advance to its directors and such officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant shall also indemnify and advance all expenses incurred by its directors and such officers seeking to enforce their rights under the indemnification agreements and shall use commercially reasonable efforts to cover its directors and such officers under its directors’ and officers’ liability insurance. These agreements are in addition to the Registrant’s indemnification obligations under its Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that the Delaware General Corporation Law restricts indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.

The Delaware General Corporation Law also permits a Delaware corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Registrant for monetary damages for breach of fiduciary duty to the fullest extent permitted under the Delaware General Corporation Law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, subject to only very limited exceptions.

For information concerning the Registrant’s undertaking to submit to adjudication of the issue of indemnification for violation of the securities laws, see Item 9 hereof.

The Registrant maintains insurance, at its expense, to protect any director or officer of the Registrant against certain expenses, liabilities or losses.

ITEM 7.                                                Exemption From Registration Claimed.

Not applicable.

ITEM 8.                                                Exhibits.

See Index to Exhibits.

ITEM 9.                                                Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K, filed May 11, 2015).

4.2	The Amended and Restated By-Laws of The Dun & Bradstreet Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed May 8, 2018).

4.3	The Dun & Bradstreet Corporation 2018 Non-Employee Directors Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement, filed March 27, 2018).

4.4	The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, file number 1-15967, filed May 7, 2009).

4.5

The Dun & Bradstreet Corporation 2009 Stock Incentive Plan, as Amended and Restated With Respect to Awards Granted Under the 2009 Plan on or after January 1, 2013 (incorporated by reference to Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K, file number 1-15967, filed February 28, 2013).

4.6

First Amendment to The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (as Amended and Restated With Respect to Awards Granted Under the 2009 Plan on or after January 1, 2013), effective August 4, 2015 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, file number 1-15967, filed August 6, 2015).

23.1*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included with signature page).

*   Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on May 8, 2018.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Thomas J. Manning
Thomas J. Manning
Chairman of the Board and Interim Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Chris A. Hill and Richard H. Veldran, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 8, 2018.

Signature	Position

/s/ Thomas J. Manning	Chairman, interim Chief Executive Officer and Director
Thomas J. Manning	(principal executive officer)

/s/ Richard H. Veldran	Chief Financial Officer
Richard H. Veldran	(principal financial officer)

/s/ Anthony Pietrontone Jr.	Principal Accounting Officer and Corporate Controller
Anthony Pietrontone Jr.	(principal accounting officer)

/s/ Cindy Christy	Director
Cindy Christy

/s/ L. Gordon Crovitz	Director
L. Gordon Crovitz

/s/ James N. Fernandez	Director
James N. Fernandez

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Anastassia Lauterbach	Director
Anastassia Lauterbach

/s/ Randall D. Mott	Director
Randall D. Mott

/s/ Judith A. Reinsdorf	Director
Judith A. Reinsdorf